EXHIBIT 99.1


            Insight Announces Second Quarter 2007 Results


    NEW YORK--(BUSINESS WIRE)--Aug. 16, 2007--Insight Communications Company today announced financial results for the quarter ended June 30, 2007.

    "We couldn't be more pleased with our record second quarter operating and financial results," said Michael Willner, Insight's chief executive officer. "Our outstanding operating performance demonstrates our continued ability to grow RGUs at a high rate, with record second quarter results in total RGUs, Basic and Telephone. Importantly, this operating performance is now being fully reflected in our financial results with adjusted OIBDA growth of 20%. We have terrific momentum going into the second half of the year and are very well positioned to sustain our strong growth into 2008 and beyond."

    Second Quarter Highlights

    --  Revenue of $355.5 million, an increase of 14% over Q2 2006

    --  Adjusted Operating Income before Depreciation and
        Amortization* of $141.4 million, an increase of 20% over Q2
        2006

    --  Capital expenditures of $55.8 million

    --  Free Cash Flow* of $30.9 million

    -- Total Customer Relationships of 1,424,100 at June 30, 2007, an increase of 49,000 compared to 1,375,100 at June 30, 2006

    -- Total Revenue Generating Units ("RGUs") of 2,854,600 at June 30, 2007, an increase of 338,300, or 13%, from June 30, 2006, comprised of:


        -- Basic customer net loss of 3,000, an improvement of 1,300 from Q2 2006 net losses of 4,300, and the best Q2 performance in the company's history. Total basic customers at quarter end were 1,341,000, representing a 3.0% annual growth rate in basic customers from June 30, 2006

        -- High-speed Internet ("HSI") customer net gain of 18,900, compared to net additions in Q2 2006 of 19,700. Total HSI customers at quarter end were 674,900, a penetration of 28% of HSI homes passed.

        -- Digital customer net gain of 7,700, compared to net additions in Q2 2006 of 11,700. Total digital customers at quarter end were 661,500, a penetration of 52% of the company's digital universe.

        -- Telephone customer net gain of 29,400, surpassing Q1 2007 as the company's best growth quarter ever, and compared to net additions in Q2 2006 of 7,500. Total telephone customers at quarter end were 177,200, a penetration of 9% of the company's telephone universe.



    -- As of June 30, 2007, 98% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

    * See explanation of these Non-GAAP measures on page 5.

                               (Page 1)

    Operating Results for the Three Months Ended June 30, 2007
Compared to the Three Months Ended June 30, 2006

    Insight has restated its previously issued financial results to correct the accounting for non-cash income tax expense and deferred income taxes. The restatement had no effect on Insight's revenues, operating income, cash flows or liquidity for any period and no effect on Insight's pre-tax operating results or its net operating loss carry-forwards. The impact on operating results for the second quarter of 2006 was an understatement of net loss in the amount of $1.9 million.

    Revenue for the three months ended June 30, 2007, totaled $355.5 million, an increase of 14% over the prior year, due primarily to RGU growth across all of Insight's services, as well as video rate increases. High-speed Internet service revenue increased 25% over the prior year, which was attributable to an increased customer base and was partially offset by lower average revenue per customer ("ARPU") due to promotional discounts. Insight added a net 18,900 high-speed Internet customers during the quarter to end at 674,900 customers.

    Basic cable service revenue increased 6% due to an increased customer base and video rate increases, partially offset by promotional discounts. Historically, Insight has experienced a seasonal decline in basic customers during the second quarter primarily as a result of students leaving the university communities Insight serves. In addition, digital service revenue increased 25% over the prior year due to an increased customer base and a $1.58 increase in digital ARPU. Insight added a net 7,700 digital customers during the quarter to end at 661,500 customers.

    Insight has been increasing its customer growth and retention efforts by increasing spending on sales and marketing efforts, emphasizing bundling and enhancing and differentiating its video services with video-on-demand, high-definition television and digital video recorders. The company is also continuing to focus on improving customer satisfaction through higher service levels and increased customer education of product offerings.

    To increase its bundling opportunities and extend its growth potential in future years, the company successfully rolled out its telephone product in eight previously unserved districts during the second half of 2006 and in January 2007. As a result, the company added a net 29,400 telephone customers during the quarter to end at 177,200 customers.

                               (Page 2)

    Revenue by service offering was as follows for the three months ended June 30 (dollars in thousands):


                             Revenue by Service Offering
                         -----------------------------------  --------
                          Three
                          Months            Three
                          Ended             Months
                           June    % of     Ended    % of     % Change
                           30,     Total   June 30,  Total      in
                           2007    Revenue   2006    Revenue   Revenue
                         -------- -------- -------- --------  --------
Basic                    $169,891    47.8% $160,328    51.5%      6.0%
High-speed Internet        73,260    20.6%   58,616    18.8%     25.0%
Digital                    42,954    12.1%   34,307    11.0%     25.2%
Advertising                21,674     6.1%   20,020     6.4%      8.3%
Telephone                  20,083     5.6%   12,528     4.0%     60.3%
Premium                    13,953     3.9%   13,852     4.4%      0.7%
Franchise fees              8,114     2.3%    7,384     2.4%      9.9%
Other                       5,574     1.6%    4,682     1.5%     19.1%
                         -------- -------- -------- --------  --------
Total                    $355,503   100.0% $311,717   100.0%     14.0%
                         ======== ======== ======== ========  ========


    Total Customer Relationships were 1,424,100 as of June 30, 2007, an increase of 49,000 from 1,375,100 as of June 30, 2006. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase.

    In the quarter ended June 30, 2007, Insight added 53,000 RGUs, which represent the sum of basic, digital, high-speed Internet and telephone customers, and as of June 30, 2007, had 2,854,600 RGUs, an increase of 13% from June 30, 2006.

    RGUs by category were as follows (in thousands):


                                           June 30, 2007 June 30, 2006
                                           ---------------------------
Basic                                            1,341.0       1,302.4
High-speed Internet                                674.9         534.5
Digital                                            661.5         572.2
Telephone                                          177.2         107.2
                                           ------------- -------------
  Total RGUs                                     2,854.6       2,516.3
                                           ============= =============


    Average monthly revenue per basic customer was $88.27 for the three months ended June 30, 2007, compared to $79.65 for the three months ended June 30, 2006. This primarily reflects the continued growth of high-speed Internet, video and telephone product offerings in all markets, as well as video rate increases.

    Programming and other operating costs increased $9.4 million, or 8%. Increases in programming rates, customers and the addition of new programming content were significant drivers of the cost increase for the quarter ended June 30, 2007. Other direct operating costs increased due to the increase in telephone cost of service as the company successfully rolled out this product in eight previously unserved districts during the second half of 2006 and in January 2007. This increase was partially offset by decreases in high-speed Internet service costs as the company, in 2006, transitioned its Internet services in-house and realized both cost savings and operational benefits from this investment even while increasing its customer base.

                               (Page 3)

    Selling, general and administrative expenses increased $16.5 million, or 20%, primarily due to increased payroll, payroll- related costs and temporary help associated with an increase in the number of employees and salary increases for existing employees. The increase in the number of employees represents investments in sales and marketing, customer care and network operations personnel to continue to upgrade and enhance Insight's product offerings, manage its increasingly complex network and increase customer satisfaction. A portion of the network operations personnel increases were directly related to the transition of the company's Internet services in-house. Partnership dissolution costs of $5.8 million recorded in the second quarter of 2007 that primarily related to Insight's planned division of its partnership with Comcast significantly contributed to the increase in selling, general and administrative expenses. Franchise fees, customer billing and collection fees increased primarily due to the increase in revenues and the customer base. Marketing expenses increased over the prior year to support the continued rollout of high-speed Internet, digital and telephone products, and to grow the company's core video customer base.

    Depreciation and amortization expense increased $4.6 million, or 7%, primarily as a result of a continued high level of capital expenditures through June 30, 2007. These expenditures were primarily for purchases of customer premise equipment, installation labor and materials, capitalized labor, headend equipment, network extensions and network capacity and bandwidth increases, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since June 30, 2006.

    As a result of the factors discussed above, Adjusted Operating Income before Depreciation and Amortization increased $23.8 million to $141.4 million, an increase of 20% over Q2 2006.

    Interest expense decreased $4.7 million, or 8%, because of lower interest rates, which averaged 8.1% for the three months ended June 30, 2007, as compared to 8.9% for the three months ended June 30, 2006.

    Liquidity and Capital Resources

    Insight's business requires cash for operations, debt service and capital expenditures. The cable television business has substantial ongoing capital requirements for the provision of new services and the construction, expansion and maintenance of its broadband networks. In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and will continue to be made for customer premise equipment (e.g., set-top boxes), installation and deployment of new product and service offerings, capitalized payroll, network capacity, bandwidth increases, network extensions, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.

                               (Page 4)

    Cash provided by operations for the six months ended June 30, 2007 and 2006 was $180.4 million and $133.3 million. The increase was primarily attributable to the decrease in net loss and the timing of cash receipts and payments related to working capital accounts.

    Cash used in investing activities for the six months ended June 30, 2007 and 2006 was $132.6 million and $141.8 million, and was primarily for capital expenditures. These expenditures principally constituted purchases of customer premise equipment, installation labor and materials and capitalized labor, all of which are necessary to grow the customer base and expand the company's service offerings.

    Cash used in financing activities for the six months ended June 30, 2007 and 2006 was $45.4 million and $16.7 million. These expenditures were primarily for the repayment of Insight's credit facility.

    Free Cash Flow for the six months ended June 30, 2007 totaled $47.7 million, compared to ($8.4) million for the six months ended June 30, 2006. This increase in Free Cash Flow from June 30, 2006 to June 30, 2007 of $56.1 million was primarily driven by the following:

    -- A $40.9 million increase in Adjusted Operating Income before Depreciation and Amortization;

    -- A $10.0 million increase in the generation of Free Cash Flow over the same period in the prior year from changes in working capital accounts; and

    --  A $9.1 million decrease in capital expenditures.

    These increases in cash flow were offset by:

    -- A $4.3 million increase in cash interest expense paid, which was primarily driven by interest on the 12 1/4% Senior Discount Notes, which was paid in cash in February 2007, whereas in February 2006 it was paid in-kind. Partially offsetting this increase was a decrease in interest rates.

    Insight believes that the Insight Midwest Holdings credit facility, cash on-hand and cash flow from operations are sufficient to support the company's current operating plan. As of June 30, 2007, Insight had the ability to draw upon $194.3 million of unused availability to fund any shortfall resulting from the inability of Insight Midwest's cash from operations to fund its capital expenditures, meet its debt service requirement or otherwise fund its operations. Insight expects to use any available Free Cash Flow to repay its indebtedness.

    Use of Adjusted Operating Income before Depreciation and
Amortization and Free Cash Flow

    Insight utilizes Adjusted Operating Income before Depreciation and Amortization (defined as operating income before depreciation, amortization, non-cash stock-based compensation and partnership dissolution costs), among other measures, to evaluate the performance of its businesses. Adjusted Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Adjusted Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Adjusted Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry that may have different depreciation, amortization and stock-based compensation policies.

                               (Page 5)

    A limitation of Adjusted Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Adjusted Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures, including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.

    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.

    Both Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

                               (Page 6)

    Reconciliation of Net Loss to Adjusted Operating Income before Depreciation and Amortization

    The following table reconciles Net Loss to Adjusted Operating
Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income.


                                  Three Months         Six Months
                                 Ended June 30,      Ended June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
                                           (in thousands)
                                            As                  As
                                          restated            restated
Net loss                       $ (8,198) $(10,804) $ (8,303) $(23,532)
Provision for income taxes        1,909     1,989     3,939     3,978
                               --------- --------- --------- ---------
Loss before income taxes         (6,289)   (8,815)   (4,364)  (19,554)
Minority interest income
 (expense)                       13,691    (2,110)   14,244    (4,615)
                               --------- --------- --------- ---------
Income (loss) before minority
 interest and income taxes        7,402   (10,925)    9,880   (24,169)
Other (income) expense:
          Other                    (389)      (20)     (782)       50
          Interest income          (251)     (369)     (571)     (881)
          Interest expense       56,502    61,208   114,399   122,283
                               --------- --------- --------- ---------
Total other expense, net         55,862    60,819   113,046   121,452
                               --------- --------- --------- ---------
Operating income                 63,264    49,894   122,926    97,283
Depreciation and amortization    71,954    67,343   141,233   131,655
Partnership dissolution costs     5,848         -     5,848         -
Stock-based compensation            323       334       714       884
                               --------- --------- --------- ---------
Adjusted Operating Income
 before Depreciation and
 Amortization                  $141,389  $117,571  $270,721  $229,822
                               ========= ========= ========= =========


                               (Page 7)

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow

    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income.


                                Three Months          Six Months
                               Ended June 30,       Ended June 30,
                             ------------------- ---------------------
                               2007      2006       2007       2006
                             --------- --------- ---------- ----------
                                          (in thousands)
Operating income             $ 63,264  $ 49,894  $ 122,926  $  97,283
     Depreciation and
      amortization             71,954    67,343    141,233    131,655
     Partnership dissolution
      costs                     5,848         -      5,848          -
     Stock-based compensation     323       334        714        884
                             --------- --------- ---------- ----------
Adjusted Operating Income
 before Depreciation and
 Amortization                 141,389   117,571    270,721    229,822
    Changes in working
     capital accounts (1)      (4,740)    5,758     13,631      3,672
    Cash paid for interest    (49,980)  (76,384)  (103,722)   (99,471)
    Cash paid for taxes           (17)     (138)      (259)      (691)
                             --------- --------- ---------- ----------
Net cash provided by
 operating activities          86,652    46,807    180,371    133,332
    Capital expenditures      (55,753)  (84,136)  (132,680)  (141,765)
                             --------- --------- ---------- ----------
Free Cash Flow               $ 30,899  $(37,329) $  47,691  $  (8,433)
                             ========= ========= ========== ==========

    (1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

    About Insight Communications

    Insight Communications is the ninth largest cable operator in the United States with approximately 1.4 million customer relationships in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art analog and digital video, high-speed Internet and voice telephony services to its customers.

    Insight Midwest holds all of the cable systems served by Insight and is equally owned by Insight and Comcast. On April 1, 2007, Insight Midwest's partnership agreement was amended, and Insight and Comcast agreed on a division of the partnership's assets and liabilities. Upon completion of the transaction, Insight will own all of the cable systems serving customers in Louisville; Lexington; Bowling Green; and Covington, Ky., and in Evansville, Ind. and Columbus, Ohio. Comcast will own all of the cable systems serving customers in Rockford/Dixon; Quincy/Macomb; Springfield; Peoria; and Champaign/Urbana, Ill., and in Bloomington; Anderson; and Lafayette/Kokomo, Ind. Pending completion of the transaction, Insight continues to serve as general partner and manager of all of the cable systems of Insight Midwest. In conjunction with the division of assets and liabilities, the Insight systems group was initially allocated approximately $1.260 billion of the partnership's debt, and the Comcast systems group was initially allocated approximately $1.335 billion of the partnership's debt. The closing is subject to closing conditions, including local governmental approvals and regulatory approvals and is expected to be completed by the end of 2007.

                                  ###

                               (Page 8)

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; upon completion of the division of Insight's joint venture with a subsidiary of Comcast Corporation it will face new challenges as a smaller company; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

                               (Page 9)


                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)

                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
                                              (unaudited)
Assets
Cash and cash equivalents                     $    45,890 $     43,573
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,171 and $1,148
 as of June 30, 2007 and December 31, 2006         30,414       31,060
Prepaid expenses and other current assets           8,698        8,828
                                              ----------- ------------
     Total current assets                          85,002       83,461

Fixed assets, net                               1,144,441    1,151,260
Goodwill                                          187,982       72,430
Franchise costs                                 2,361,959    2,361,959
Deferred financing costs, net of accumulated       17,698       19,053
 amortization of $31,240 and $29,473 as of
 June 30, 2007 and December 31, 2006
Investments                                         7,000        7,000
Other non-current assets                            3,368        2,941
                                              ----------- ------------
     Total assets                             $ 3,807,450 $  3,813,656
                                              =========== ============

                              (Page 10)


                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)


                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
                                              (unaudited)
Liabilities and stockholders' equity
Accounts payable                              $   36,977   $   43,772
Accrued expenses and other current
 liabilities                                      56,911       45,521
Accrued property taxes                            19,780       13,595
Accrued programming costs (inclusive of
 $34,614 and $30,677 due to related parties
 as of June 30, 2007 and December 31, 2006)       52,668       45,880

Deferred revenue                                     991        2,076
Interest payable                                  59,952       49,518
                                              ----------- ------------
   Total current liabilities                     227,279      200,362

Deferred revenue                                     292          683
Deferred tax liability                           216,466      212,648
Debt                                           2,762,825    2,805,722

Minority interest                                259,878      245,634

Stockholders' equity:
Voting preferred stock, $.01 par value:
   Series A - 1,000,000 shares authorized;
    848,945 shares issued and outstanding as
    of June 30, 2007 and December 31, 2006             8            8
   Series B - 1,000,000 shares authorized;
    517,836 shares issued and outstanding as
    of June 30, 2007 and December 31, 2006             5            5
Non-voting preferred stock, $.01 par value:
   Series C - 15,000,000 shares authorized;
    13,364,693 shares issued and outstanding
    as of June 30, 2007 and December 31, 2006        134          134
   Series D - 50,000,000 shares authorized;
    47,015,659 shares issued and outstanding
    as of June 30, 2007 and December 31, 2006        470          470
Non-voting common stock, $.01 par value:
   Series E - 5,000,000 shares authorized;
    3,480,497 and 3,536,247 shares issued and
    outstanding as of June 30, 2007 and
    December 31, 2006                                 35           35
   Series F - 100,000 shares authorized;
    95,020 and 93,250 shares issued and
    outstanding as of June 30, 2007 and
    December 31, 2006                                  1            1
Voting common stock, $.01 par value:
   Series G - 10,000,000 shares authorized; 0
    shares issued and outstanding as of June
    30, 2007 and December 31, 2006                     -            -
Additional paid-in-capital                       827,221      826,509
Accumulated deficit                             (487,164)    (478,861)
Accumulated other comprehensive income (loss)          -          306
                                              ----------- ------------
   Total stockholders' equity                    340,710      348,607
                                              ----------- ------------
   Total liabilities and stockholders' equity $3,807,450   $3,813,656
                                              =========== ============

                              (Page 11)


                 Insight Communications Company, Inc.
                Consolidated Statements of Operations
                             (unaudited)
                        (dollars in thousands)

                             Three Months Ended    Six months ended
                                  June 30,             June 30,
                            -------------------- ---------------------
                              2007       2006       2007       2006
                            --------- ---------- ---------- ----------
                                         As                    As
                                       restated              restated
Revenue                     $355,503  $ 311,717  $ 694,972  $ 612,998

Operating costs and
 expenses:
 Programming and other
  operating costs
   (exclusive of
    depreciation and
    amortization)
   (inclusive of $51,638
    and $102,927, and
    $44,257 and $87,338 of
    programming expense
    incurred through
    related parties for the
    three and six months
    ended June 30, 2007 and
    2006)
                             122,306    112,956    242,161    224,370
 Selling, general and
  administrative
   (inclusive of $323 and
    $714, and $334 and $884
    of stock-based
    compensation for the
    three and six months
    ended June 30, 2007 and
    2006)                     97,979     81,524    188,652    159,690
 Depreciation and
  amortization                71,954     67,343    141,233    131,655
                            --------- ---------- ---------- ----------
Total operating costs and
 expenses                    292,239    261,823    572,046    515,715
                            --------- ---------- ---------- ----------

Operating income              63,264     49,894    122,926     97,283

Other income (expense):
 Interest expense            (56,502)   (61,208)  (114,399)  (122,283)
 Interest income                 251        369        571        881
 Other income (expense)          389         20        782        (50)
                            --------- ---------- ---------- ----------
Total other expense, net     (52,862)   (60,819)  (113,046)  (121,452)

Income (loss) before
 minority interest and
 income taxes                  7,402    (10,925)     9,880    (24,169)
Minority interest income
 (expense)                   (13,691)     2,110    (14,244)     4,615
                            --------- ---------- ---------- ----------

Loss before income taxes      (6,289)    (8,815)    (4,364)   (19,554)
Provision for income taxes    (1,909)    (1,989)    (3,939)    (3,978)
                            --------- ---------- ---------- ----------

Net loss                    $ (8,198) $ (10,804) $  (8,303) $ (23,532)
                            ========= ========== ========== ==========

                              (Page 12)


                 Insight Communications Company, Inc.
                 Consolidated Statement of Cash Flows
                             (unaudited)
                        (dollars in thousands)

                                             Six Months Ended June 30,
                                             -------------------------
                                                 2007         2006
                                             ------------ ------------
                                                          As restated
Operating activities:
  Net loss                                   $    (8,303) $   (23,532)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Depreciation and amortization                141,233      131,655
    Stock-based compensation                         714          884
    Minority interest                             14,244       (4,615)
    Provision for losses on trade accounts
     receivable                                    6,906        7,026
    Amortization of note discount                  2,103        6,571
    Deferred income taxes                          3,818        3,818
    Changes in operating assets and
     liabilities:
      Trade accounts receivable                   (6,260)      (4,604)
      Prepaid expenses and other assets             (303)      (2,697)
      Accounts payable                            (6,795)          37
      Interest payable                            10,434       16,220
      Accrued expenses and other liabilities      22,580        2,569
                                             ------------ ------------
  Net cash provided by operating activities      180,371      133,332
                                             ------------ ------------
Investing activities:
  Purchase of fixed assets                      (132,680)    (141,765)
  Sale of fixed assets                                39          504
  Purchase of investments                              -         (518)
                                             ------------ ------------
  Net cash used in investing activities         (132,641)    (141,779)
                                             ------------ ------------
Financing activities:
  Repayment of credit facilities                 (55,000)     (41,750)
  Net proceeds from borrowings under credit
   facilities                                     10,000       25,000
  Debt issuance costs                               (412)           -
  Other                                               (1)           1
                                             ------------ ------------
  Net cash used in financing activities          (45,413)     (16,749)
                                             ------------ ------------
Net increase (decrease) in cash and cash
 equivalents                                       2,317      (25,196)
Cash and cash equivalents, beginning of
 period                                           43,573       29,782
                                             ------------ ------------
Cash and cash equivalents, end of period     $    45,890  $     4,586
                                             ============ ============

                              (Page 13)


                 Insight Communications Company, Inc.
                         Operating Statistics
       (in thousands, except per customer and penetration data)

                                            Q2        Q1        Q2
                                           2007      2007      2006
                                         --------- --------- ---------

Customer Relationships                    1,424.1   1,426.3   1,375.1

Total Average Monthly Revenue per Basic
 Customer                                $  88.27  $  84.86  $  79.65

Basic Cable
----------------------------------------
   Homes Passed                           2,483.9   2,472.7   2,445.9
   Basic Cable Customers                  1,341.0   1,344.0   1,302.4
   Basic Cable Penetration                  54.0%     54.4%     53.2%

   Cable Revenue                         $169,891  $168,151  $160,328
   Average Monthly Cable Revenue per
    Basic Customer                       $  42.18  $  42.03  $  40.97

High-Speed Internet ("HSI")
----------------------------------------
   HSI Homes Passed                       2,458.0   2,446.8   2,398.2
   HSI Customers                            674.9     656.0     534.5
   HSI Penetration                          27.5%     26.8%     22.3%

   HSI Revenue                           $ 73,260  $ 69,531  $ 58,616
   Average Monthly HSI Revenue per Basic
    Customer                             $  18.19  $  17.38  $  14.98
   Average Monthly HSI Revenue per HSI
    Customer                             $  36.70  $  36.58  $  37.24

Digital Cable
----------------------------------------
   Digital Universe                       1,281.3   1,282.2   1,243.9
   Digital Customers                        661.5     653.8     572.2
   Digital Cable Penetration                51.6%     51.0%     46.0%

   Digital Revenue                       $ 42,954  $ 40,540  $ 34,307
   Average Monthly Digital Revenue per
    Basic Customer                       $  10.66  $  10.13  $   8.77
   Average Monthly Digital Revenue per
    Digital Customer                     $  21.77  $  21.19  $  20.19

Telephone
----------------------------------------
   Telephone Universe (marketable homes)  1,973.6   1,957.7     871.8
   Telephone Customers                      177.2     147.8     107.2
   Telephone Penetration (to marketable
    homes)                                   9.0%      7.5%     12.3%

   Telephone Revenue                     $ 20,083  $ 15,803  $ 12,528
   Average Monthly Telephone Revenue per
    Basic Customer                       $   4.99  $   3.95  $   3.20
   Average Monthly Telephone Revenue per
    Telephone Customer                   $  41.20  $  38.86  $  40.37

Advertising Revenue
----------------------------------------
   Advertising Revenue                   $ 21,674  $ 17,385  $ 20,020
   Average Monthly Advertising Revenue
    per Basic Customer                   $   5.38  $   4.35  $   5.12

Other Revenue
----------------------------------------
   Other Revenue                         $ 27,641  $ 28,059  $ 25,918
   Average Monthly Other Revenue per
    Basic Customer                       $   6.87  $   7.02  $   6.61

                              (Page 14)


                 Insight Communications Company, Inc.
                  NCTA Standard Reporting Categories
                         Capital Expenditures
                             (unaudited)
                            (in thousands)



                                Three Months Three Months
                                    Ended        Ended     Year Ended
Insight Consolidated             June 30,     June 30,    December 31,
                                    2007         2006         2006
--------------------------      ------------ ------------ ------------
Customer Premise Equipment      $     32,907 $     49,036 $    158,769
Scaleable Infrastructure               7,553        8,170       37,820
Line Extensions                        5,665        6,830       29,208
Upgrade/Rebuild                        3,538        4,737       16,709
Support Capital                        6,090       15,363       43,883
                                ------------ ------------ ------------
Total Insight Consolidated      $     55,753 $     84,136 $    286,389
                                ------------ ------------ ------------

                              (Page 15)


    CONTACT: Insight Communications
             Sandy Colony, 917-286-2300
             SVP, Communications